Exhibit 7

CONSOLIDATED BALANCE SHEET	Citigroup Inc. and Subsidiaries

	December 31,
In millions of dollars	2024	2023
Assets
Cash and due from banks (including segregated cash and other deposits)	$22,782	$27,342
Deposits with banks, net of allowance	253,750	233,590
Securities borrowed and purchased under agreements to resell (including $140,855 and $206,059 as of December 31, 2024 and 2023, respectively, at fair value), net of allowance	274,062	345,700
Brokerage receivables, net of allowance	50,841	53,915
Trading account assets (including $193,291 and $197,156 pledged to creditors at December 31, 2024 and 2023, respectively)	442,747	411,756
Investments:
Available-for-sale debt securities (including $5,389 and $11,868 pledged to creditors as of December 31, 2024 and 2023, respectively)	226,876	256,936
Held-to-maturity debt securities, net of allowance (fair value of which is $224,410 and $235,001 as of December 31, 2024 and 2023, respectively) (includes $0 and $71 pledged to creditors as of December 31, 2024 and 2023, respectively)	242,382	254,247
Equity securities (including $578 and $766 as of December 31, 2024 and 2023, respectively, at fair value)	7,399	7,902
Total investments	$476,657	$519,085
Loans:
Consumer (including $281 and $313 as of December 31, 2024 and 2023, respectively, at fair value)	393,102	389,197
Corporate (including $7,759 and $7,281 as of December 31, 2024 and 2023, respectively, at fair value)	301,386	300,165
Loans, net of unearned income	$694,488	$689,362
Allowance for credit losses on loans (ACLL)	(18,574)	(18,145)
Total loans, net	$675,914	$671,217
Goodwill	19,300	20,098
Intangible assets (including MSRs of $760 and $691 as of December 31, 2024 and 2023, respectively)	4,494	4,421
Premises and equipment, net of depreciation and amortization	30,192	28,747
Other assets (including $13,703 and $12,290 as of December 31, 2024 and 2023, respectively, at fair value), net of allowance	102,206	95,963
Total assets	$2,352,945	$2,411,834

Statement continues on the next page.

CONSOLIDATED BALANCE SHEET	Citigroup Inc. and Subsidiaries
(Continued)

	December 31,
In millions of dollars, except shares and per share amounts	2024	2023
Liabilities
Deposits (including $3,608 and $2,440 as of December 31, 2024 and 2023, respectively, at fair value)	$1,284,458	$1,308,681
Securities loaned and sold under agreements to repurchase (including $49,154 and $62,485 as of December 31, 2024 and 2023, respectively, at fair value)	254,755	278,107
Brokerage payables (including $5,207 and $4,321 as of December 31, 2024 and 2023, respectively, at fair value)	66,601	63,539
Trading account liabilities	133,846	155,345
Short-term borrowings (including $12,484 and $6,545 as of December 31, 2024 and 2023, respectively, at fair value)	48,505	37,457
Long-term debt (including $112,719 and $116,338 as of December 31, 2024 and 2023, respectively, at fair value)	287,300	286,619
Other liabilities, plus allowances	68,114	75,835
Total liabilities	$2,143,579	$2,205,583
Stockholders’ equity
Preferred stock ($1.00 par value; authorized shares: 30 million), issued shares: as of December 31, 2024—714,000 and as of December 31, 2023—704,000, at aggregate liquidation value	$17,850	$17,600
Common stock ($0.01 par value; authorized shares: 6 billion), issued shares: as of December 31, 2024—3,099,719,006 and as of December 31, 2023—3,099,691,704	31	31
Additional paid-in capital	109,117	108,955
Retained earnings	206,294	198,905
Treasury stock, at cost: December 31, 2024—1,222,647,540 shares and December 31, 2023—1,196,577,865 shares	(76,842)	(75,238)
Accumulated other comprehensive income (loss) (AOCI)	(47,852)	(44,800)
Total Citigroup stockholders’ equity	$208,598	$205,453
Noncontrolling interests	768	798
Total equity	$209,366	$206,251
Total liabilities and equity	$2,352,945	$2,411,834

The Notes to the Consolidated Financial Statements are an integral part of these Consolidated Financial Statements.